Exhibit 99.1

2929 Seventh Street, Suite 100
Berkeley, CA 94710

Contacts:
Jennifer Lew	Michael Ostrach
Vice President, Finance	Vice President and Chief Business Officer
510-665-7217	510-665-7257
jlew@dynavax.com	mostrach@dynavax.com

DYNAVAX RAISES $44 MILLION THROUGH PUBLIC OFFERING

OF COMMON STOCK AND WARRANTS

Transaction Expected to Close April 16, 2010

Berkeley, CA – April 13, 2010 – Dynavax Technologies Corporation (NASDAQ: DVAX) today announced the pricing of an underwritten offering resulting in gross proceeds of $44 million, before deducting estimated offering expenses. 30,293,000 units are being sold at a per unit price of $1.4525. Each unit consists of one share of common stock and one warrant to purchase 0.5 of a share of common stock. Each warrant has an exercise price of $1.50 per share and is exercisable for a period of five years from the date of issuance.

The institutional investors participating in the offering included Federated Kaufmann Funds, Great Point Partners and Vivo Ventures.

As a result of the offering, pursuant to the terms of the Company’s Amended and Restated Purchase Option Agreement with Symphony Capital Partners, LP (Symphony) entered into in November 2009, Symphony and certain related investors will receive an additional 1.1 million shares of common stock and new warrants to purchase 7 million shares of common stock having the same terms as the warrants sold in the offering. The warrants to purchase 2 million shares of common stock previously issued to Symphony and its related investors in connection with the Amended and Restated Purchase Option Agreement will be cancelled.

Dynavax intends to use the net proceeds from the sale of the common stock and warrants for general corporate purposes and to further advance the development of the Company’s lead product candidate, HEPLISAVTM, including Phase 3 studies to support registration in the U.S., Canada and European Union.

Wedbush PacGrow Life Sciences served as the sole underwriter for the offering. The securities described above are being offered by Dynavax pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (File No. 333-165663). The offering is expected to close on or about April 16, 2010, subject to customary closing conditions.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company’s lead product candidate is HEPLISAV, an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains “forward-looking statements,” that are subject to a number of risks and uncertainties. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether the studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process; the Company’s ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the “Risk Factors” section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax’s website at www.dynavax.com is not incorporated by reference in the Company’s current periodic reports with the SEC.

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